SOFTWARE LICENSE AND DISTRIBUTION AGREEMENT

This Software License and Distribution Agreement (this “Agreement”) is entered into as of the 15th day of September, 2004 (the “Effective Date”), by and between Infinium Labs, Inc., a Delaware corporation with its principal place of business at 2033 Main Street, Suite 309, Sarasota, FL 34237 (“Infinium”), and Eidos Inc., a California corporation with its principal place of business at 651 Brannan Street, San Francisco, CA 94107 (“Licensor”).

1.	Definitions.

“Converted Product” means one instance of an End User either activating a Licensed Product that is preloaded on client hardware distributed to such End User as part of the Service or downloading a Licensed Product from the Service, and then purchasing unlimited use of that Licensed Product.

“End User” means an individual subscriber to the Service located in the Territory.

“Licensed Products” means the current and future game titles Licensor licenses hereunder to Infinium for redistribution via the Service, detailed in Exhibit A as amended from time to time.

“Licensor Deliverables” means the software, information and other materials described on Exhibit B.

“Net Receipts” means the gross amounts actually received by Infinium from End Users attributable to Converted Products, less the following: credit card processing fees, amounts attributable to refunds, rebates, returns, allowances and adjustments actually granted to End Users, costs of distributing the Converted Products, taxes, duties or other governmental charges on production, sales, transportation, delivery, importation or use actually borne by Infinium, and an amount equal to 10% of such gross amounts as a reserve for bad debt and credit-card charge reverses, provided that such reserved amount shall be reconciled with actual receipts on a quarterly basis.

“Royalty” has the meaning set forth in Section 6, below.

“Service” means the Phantom gaming service, including hardware, software and other infrastructure, created and maintained by Infinium and described in detail in Exhibit A, attached hereto.

“Territory” shall have the meaning set forth on Exhibit C.

2.	Licenses.

2.1  Licensed Products. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Infinium the following non-exclusive right and license within the Territory:

(i)
to install, execute and reproduce the Licensed Products on computers controlled by Infinium in order to evaluate and analyze the Licensed Products to the extent reasonably necessary for Infinium to distribute the Licensed to End Users via the Service;

(ii)	to deconstruct the Licensed Products into small packets of information that facilitate the distribution of the Licensed Products to End Users via the Service;

(iii)	to preload copies of the Licensed Products on client hardware for distribution to End Users and to electronically distribute via the Service copies of the Licensed Products to End Users;

(iv)	to permit such End Users to use the Licensed Products on a perpetual, subscription or time-limited basis, but only in conjunction with the Service; and

(iv)	to cache copies of the Licensed Products on the Service and make a reasonable number of copies of the Licensed Products for Infinium’s backup use.

2.2  Marketing Materials. Subject to the terms and conditions of this Agreement, including Licensor’s prior approval of all use of reformatted marketing and promotional materials, which approval shall not be unreasonably withheld, Licensor hereby grants to Infinium the following non-exclusive right and license within the Territory:

(i)
to reformat and reproduce any marketing or promotional materials contained in the Licensor Deliverables, including cover art, animated demos, video clips, trailers and screen shots of the Licensed Products (the “Marketing Materials”) to the extent reasonably necessary for Infinium to engage in the marketing activities set forth in Section 5; and

(ii)	to use, display and distribute the Marketing Materials and the Licensed Products as part of the marketing activities set forth in Section 5.2.

2.3  End-User Agreements. Use of the Licensed Products by End Users shall be governed by a “click-wrap” license agreement between Licensor and the End Users accompanying the Licensed Product, which shall be provided to Infinium by Licensor. Infinium shall have the right to review and approve any such “click-wrap” license agreement prior to Infinium’s distributing the applicable Licensed Product. Use of the Service, including the right to download and to access the Licensed Products, shall be governed by an agreement between the End Users and Infinium. Licensor understands and agrees that, if there is a conflict between the terms of the click-wrap agreement between Licensor and the End Users and the agreement between Infinium and the End Users, the agreement between Infinium and the End Users shall control, provided that Licensor has been given a reasonable opportunity to approve and has approved the relevant click-wrap agreement between Infinium and End User.

2.4  Restrictions. The licenses granted under this Agreement are expressly conditioned on Infinium’s compliance with each of the following conditions:

(i)
Infinium shall have no access to the source code of any of the Licensed Products and shall not reverse engineer or decompile the Licensed Products in order to derive the source code of the Licensed Products; and

(ii)	all copies of the Licensed Products made by Infinium must retain Licensor’s copyright and trademark notices.

3.	Licensor’s Obligations.

3.1  Licensor Deliverables. Licensor shall deliver to Infinium the Licensor Deliverables within fifteen (15) days following the Effective Date. For Licensed Products added to Exhibit A after the Effective Date, Licensor shall deliver to Infinium the Licensor Deliverables within fifteen (15) days following Licensor’s release of a completed, tested and fully functional master version of a Licensed Product to Licensor’s designated manufacturers or distributors for distribution to end users.

3.2  ESRB Ratings. Licensor shall, at its own cost and expense, apply for and obtain a rating from the Entertainment Software Rating Board (“ESRB”) for each of the Licensed Products.

3.3  Quality Assurance. Licensor shall use industry-standard quality assurance methods in the development and production of the Licensed Products. Licensor may, at its option, test Licensed Products on the Service before they are made available to End Users. Infinium shall make Service hardware and software available to Licensor to facilitate this QA testing as the same is mutually agreed upon by the parties hereto. In addition, Infinium shall provide Licensor with information regarding its desired release schedule for Licensed Products on the Service.

3.4  Support to End Users. Licensor shall provide all End Users with the same customer service and technical support that Licensor provides to other end users of the Licensed Products. Infinium shall provide Licensor with standard FAQs regarding the Service.

3.5  Support to Infinium. Licensor shall, during Licensor’s regular business hours, provide to Infinium reasonable technical support via email regarding compatibility and/or integration issues with the Licensed Products and the Service.

3.6  Compliance with Laws. Licensor shall comply with all applicable laws, rules and regulations in connection with its performance of its obligations under this Agreement.

4.	Infinium’s Obligations.

4.1  Implementation of Service. Infinium shall, at its own expense, implement and maintain the Service, including acquiring and maintaining all hardware, software and other infrastructure necessary the make the Service available to End Users.

4.2  Support to End Users. Infinium shall provide all End Users with industry-standard customer service and technical support with regard to the Service, and shall be responsible for billing and collecting all amounts due from End Users for use of the Service.

4.3  Security. Infinium shall implement and maintain reasonable technical measures, such as encryption, to prevent unauthorized access or use of the Service and the Licensed Products.

4.4  Reports. Within thirty (30) days following the end of each calendar month during the term of this Agreement, Infinium shall provide to Licensor a written report of the number of Converted Products distributed during such month on a Licensed-Product-by-Licensed-Product basis.

4.5  Privacy Policy; Certification. Infinium shall implement and comply with a privacy policy for the Service, and shall use reasonable efforts to obtain a certification of such policy from ESRB or other similar independent organization.

4.6  Compliance with Laws. Infinium shall comply with all applicable laws, rules and regulations in connection with its performance of its obligations under this Agreement including, without limitation, the Children’s Online Privacy Protection Act.

5.	Marketing.

5.1  Promotion of the Service. Licensor may take part in promotional opportunities Infinium makes available via the Service. Such promotional opportunities are listed in Exhibit D, and may be amended from time to time at Infinium’s sole discretion. In addition, as mutually agreed upon by the parties hereto, Licensor shall promote Infinium as a distributor of the Licensed Products, including through use of logos provided by Infinium, in a manner and with a prominence no less favorable than other distributors, whether online, “brick and mortar” or otherwise. On a quarterly basis, personnel of Licensor and Infinium shall meet to disclose, review and discuss future promotional opportunities for the Licensed Products and the Service. Licensor shall otherwise promote the Service in marketing and promotional materials for the Licensed Products as agreed upon by the parties from time to time.

5.2  Promotion of the Licensed Products. As part of promoting and marketing the Service, including at trade shows and in association with co-marketers and co-promoters, Infinium shall be permitted to (i) use Licensor’s trade name and the marks and branding elements associated with the Licensed Products (the “Marks”), (ii) use, display and distribute the Marketing Materials and (iii) display the Licensed Products. In using the Marks, Infinium shall comply with any branding guidelines provided by Licensor and shall discontinue any such use upon Licensor’s request. Such use of the Marks shall inure to the benefit of Licensor.

5.3  No Tarnishment. Neither party shall disparage the other party or otherwise take any action with the intent of tarnishing the other party’s reputation.

5.4  Publicity. Neither party shall issue a press release announcing the business relationship established by this Agreement without the prior written consent of the other party. Infinium may, however, disclose publicly that Infinium has become a licensee of Licensor and is entitled to distribute the Licensed Products electronically.

6.	Payments.

6.1  Advance. Infinium shall pay to Licensor a non-refundable advance against royalties as set forth on Exhibit C (the “Advance”). The Advance shall be credited against any royalty payments owed under Section 6.2, below.

6.2  Royalties. Within thirty (30) days following the end of each calendar quarter during the term of this Agreement, Infinium shall (i) pay to Licensor the percentage of Net Receipts set forth in Exhibit C generated during the immediately preceding calendar quarter (the “Royalty”), and (ii) provide to Licensor a written report, in such detail as Licensor may reasonably require, of deductions taken from gross revenue received in connections with the Service, of Net Receipts generated during the immediately preceding calendar quarter and the Royalty due. If no Net Receipts have accrued during any such period, a written statement to that effect shall be furnished.

6.3  Post-Termination Report. Infinium shall provide a written report to the Licensor within sixty (60) days following the date of any expiration or termination of this Agreement, in such detail as Licensor may reasonably require, of all Royalties due pursuant to Section 6.2 but that were not previously reported to Licensor, and shall pay to Licensor all such Royalties due to Licensor.

6.4  Records. Infinium shall keep accurate records of all operations affecting payments hereunder, and shall permit Licensor or its duly authorized agent to inspect all such records for the purpose of determining the accuracy of Infinium’s payments under this Agreement and to make copies of or extracts from such records no more often than once per calendar year during regular business hours during the term of this Agreement. All such records shall be deemed Confidential Information of Infinium and shall be used solely for the purpose of determining compliance with Infinium’s payment obligations under this Agreement. In the event that an inspection reveals an underpayment to Licensor of five percent (5%) or more, Licensor shall bear the costs of such inspection and shall reimburse Licensor for the same upon receipt of a related invoice.

6.5  Exchange Rate. All payments, including Royalties on Net Receipts from End Users located outside of the United States, shall be paid in United States dollars. For the purpose of computing royalties payable on Net Receipts from End Users located outside of the United States, amounts received by Infinium in foreign currencies shall be converted into United States dollars at that end of the calendar month in which such amounts were received at the market rate of exchange as published by the Wall Street Journal in effect as of the final business day of such calendar month.

6.6  Late Payments. In the event of late payment of any money due to Licensor hereunder, Infinium shall pay to Licensor interest accruing from day to day calculated at the monthly rate of one and one-half percent (1.5%) (or the maximum rate allowed by law, if less) on all such money overdue from the due date for payment until the actual date of payment, whether before or after any formal judgment.

7.	Proprietary Rights.

Infinium acknowledges Licensor’s proprietary rights in the Licensed Products. Title to the Licensed Products shall at all times remain solely with Licensor. Licensor retains all rights not expressly granted. Except as expressly set forth herein, Infinium shall not disassemble, decompile, reverse engineer, copy, modify, transcribe, store, translate, sell, lease, or otherwise transfer or distribute the Licensed Products, in whole or in part, without prior authorization in writing from Licensor.

8.	Warranties.

8.1  Limited Product Warranty. Licensor warrants to Infinium that for a period of one (1) year following delivery of the Licensor Deliverables for a Licensed Product (the “Warranty Period”) to the best of Licensor’s knowledge such Licensed Products will not contain any undocumented back doors, trap doors, locks, time bombs, viruses, worms, Trojan horses or other destructive code. During the Warranty Period, Licensor shall, at its option, repair or replace or any Licensed Product that does not comply with the limited warranty set forth in this Section.

8.2  By Infinium.  Infinium represents and warrants to Licensor as follows:  (a) Infinium has full corporate power and authority to enter into and carry out its obligations under this Agreement; (b) the execution, delivery and performance of this Agreement will not conflict with, are not inconsistent with and will not result in any breach of any terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default under any agreement, contract, document or instrument to which Infinium is a party or by which it is otherwise bound; (c) this Agreement has been duly executed and delivered by Infinium and constitutes the legal, valid and binding obligation of Infinium, enforceable against Infinium in accordance with its terms; (d) no authorization, consent, approval or similar action of or by any third party is required for or in connection with Infinium’s authorization, execution, delivery or performance of this Agreement; and (e) use of the Service and/ or Infinium Marks do not and will not infringe upon or constitute the misappropriation of any third party intellectual property or other propriety rights.

8.3  By Licensor.  Licensor represents and warrants to Infinium as follows: (a) Licensor has full corporate power and authority to enter into and carry out its obligations under this Agreement; (b) the execution, delivery and performance of this Agreement will not conflict with, are not inconsistent with and will not result in any breach of any terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default under any agreement, contract, document or instrument to which Licensor is a party or by which it is otherwise bound; (c) this Agreement has been duly executed and delivered by Licensor and constitutes the legal, valid and binding obligation of Licensor, enforceable against Licensor in accordance with its terms; (d) no authorization, consent, approval or similar action of or by any third party is required for or in connection with Licensor’s authorization, execution, delivery or performance of this Agreement; (e) the promotion, distribution and use of the Licensed Products as expressly authorized herein will not infringe upon, or constitute a misappropriation of, any third party’s intellectual property rights; and (f) the use of the Marks by Infinium as permitted under this Agreement will not constitute an infringement or dilution of a third party’s trademark rights in the Territory.

8.4  DISCLAIMER.  THE WARRANTIES SET FORTH IN THIS SECTION 8 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESSED OR IMPLIED.  EXCEPT FOR THE WARRANTIES SET FORTH IN THIS SECTION 8, EACH PARTY HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED, WHETHER ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.	Indemnification.

9.1  Indemnification by Infinium. Infinium, at its own expense, shall indemnify, defend and hold harmless Licensor against any third-party claim, suit, action, proceeding, debt or liability, including reasonable attorneys’ fees, based on or arising from: (i) breach by Infinium of any of its covenants, representations or warranties under this Agreement; or (ii) breach by Infinium of any obligation owed by Infinium to an End User under a separate agreement (including the agreement for provision of the Service).

9.2  Indemnification by Licensor. Licensor, at its own expense, shall indemnify, defend and hold harmless Infinium, its employees, representatives, agents and affiliates against any third-party claim, suit, action, proceeding, debt or liability, including reasonable attorneys’ fees, brought against Infinium based on or arising from: (i) breach by Licensor of any of its covenants, representations or warranties under this Agreement; or (ii) breach by Licensor of any obligation owed by Licensor to an End User under a separate agreement (including the “click-wrap” license agreement applicable to the Licensed Products).

9.3  Procedure. In claiming any indemnification hereunder, the party seeking indemnification shall promptly provide the indemnifying party with written notice of any claim which the party seeking indemnification believes falls within the scope of the foregoing paragraphs, at which time the indemnifying party shall be obligated to defend the action in its sole expense. In the event that the indemnifying party does not act promptly, but not less than thirty (30) days from receipt of notice of a claim, to secure counsel to act on behalf of a party seeking indemnification and defend such party against a claim, the party seeking indemnification shall be entitled to secure counsel of its own, defend and settle a relevant claim without the indemnifying party’s approval and the indemnifying party agrees to reimburse the party seeking indemnification for any and all costs incurred with respect to the same within thirty (30) days of its receipt of a detailed invoice for the same. The indemnified party may, at its own expense, participate in the defense if it so chooses, provided that the indemnifying party shall control such defense and all negotiations relative to the settlement of any such claim and further provided that any settlement intended to bind the indemnified party shall not be final without the indemnified party’s written consent, which shall not be unreasonably withheld., at which time Licensor shall be obligated to defend Licensee with respect to the same at Licensor’s sole expense. In the event that Licensor does not act promptly, but not less than thirty (30) days from receipt of notice of a claim, to secure counsel to act on behalf of Licensee and defend Licensee against a Claim, Licensee shall be entitled to secure counsel of its own, defend and settle a relevant Claim without Licensor’s approval and Licensor agrees to reimburse Licensee for any and all costs incurred with respect to the same within thirty (30) days of Licensor’s receipt of a detailed invoice for the same. Licensee shall retain the right at all times, at its’ sole expense, to participate in the defense or settlement of any such Claim with counsel of its own selection, provided that Licensee will not be entitled to enter into any settlement of such Claim without Licensor’s prior written consent.

9.4  Additional Rights for Claims of Infringement.  In the event a third party asserts or threatens any claim asserting: (a) that the marketing, licensing, distribution or use of any of the Licensed Products infringes upon, or constitutes a misappropriation of, such third party’s intellectual property rights in the Territory, then Licensor may, at its option (i) procure for Infinium and the End Users a license to continue distributing and using the Licensed Product, (ii) modify such Licensed Products to make them non-infringing, or (iii) if neither of the foregoing is commercially practicable, terminate this Agreement with respect to the allegedly infringing Licensed Product in the jurisdiction in which infringement is asserted, and pay to Infinium all amounts that Infinium refunds to End Users as a result of such termination.

10.	Term and Termination.

10.1  Term of Agreement. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with the provisions of this Agreement, continue thereafter until December 31, 2005.

10.2  Termination for Breach. Either party may terminate this Agreement in the event the other party has breached any material term or condition of the Agreement and such breach remains uncured for thirty (30) days following receipt of written notice from the non-breaching party specifying the breach.

10.3  Termination upon Insolvency. This Agreement may be terminated by either party immediately and without notice in the event the other (i) admits in writing its inability to pay its debts generally as they become due, (ii) makes a general assignment for the benefit of creditors, (iii) institutes proceedings to be adjudicated a voluntary bankrupt, or consents to the filing of a petition of bankruptcy against it, (iv) is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, (v) seeks reorganization under any bankruptcy act, or consents to the filing of a petition seeking such reorganization, or (vi) ceases to do business itself or through a successor.

10.4  Effect of Termination. Upon termination of this Agreement, neither party shall be relieved of any obligation or liability that has accrued prior to the date of such termination. Each party shall return the other party’s Confidential Information or, at the request of the owner of the Confidential Information, destroy it and certify in writing that such destruction has been completed. In addition, upon termination or expiration of this Agreement, any and all rights granted hereunder by Licensor to Licensee shall terminate and shall revert in full back to Licensor.

10.5  Survival. The obligations of the parties under the following Sections shall survive expiration or termination of this Agreement for any reason: Sections 6.3, 6.4, 8, 9, 10.4, 10.5, 11 and 12.

11.	Confidentiality.

11.1  Confidential Information. “Confidential Information” means any information (including, but not limited to, customer lists, marketing and distribution plans and activities), report, document or other materials disclosed or provided to the other party during the term of this Agreement which is of a trade secret, confidential, proprietary or like undisclosed nature or which is identified as such.

11.2  Non-disclosure. All Confidential Information shall be retained by the receiving party in confidence for the term of this Agreement and for a period of three (3) years thereafter and shall not be used by a party except in connection with performance of their obligations or enjoyment of their rights under this Agreement. The receiving party shall not disclose or otherwise make available any of the Confidential Information to anyone, including employees and agents, except those employees or agents of the receiving party who need to know the Confidential Information for the receiving party to perform its obligations or enjoy its rights under this Agreement. The receiving party shall (i) instruct any such employees and agents not to disclose or otherwise make available any of the Confidential Information to anyone, and (ii) be liable to the disclosing party for any action or inaction of such employees or agents that would violate this Agreement, had the action or inaction been that of the receiving party directly. The receiving party shall exercise the same care and safeguards with respect to Confidential Information disclosed by the disclosing party as used to maintain the confidentiality of its own information of like character, but in any event a reasonable degree of care.

11.3  Exceptions. Nothing in this Agreement shall in any way restrict the right of a receiving party to use, disclose, or otherwise deal with any information that (i) was already known to the receiving party at the time of disclosure as evidenced by written documents in the receiving party’s possession prior to disclosure, (ii) was generally available to the public or becomes publicly known through no wrongful act of the receiving party, (iii) was received by the receiving party from a third party who had a legal right to provide it, or (iv) was developed independently of knowledge of Confidential Information received by the receiving party from the disclosing party. In addition, a receiving party shall be permitted to disclose Confidential Information if required pursuant to the request of any governmental agency or any court of competent jurisdiction, provided that the receiving party shall limit disclosure to only that specific information required, shall use its reasonable efforts to obtain confidential treatment with respect to any such information disclosed, and shall notify the other party before providing such information in order to enable that party to seek a protective order.

12.	Miscellaneous.

12.1  No Agency. The parties hereto are independent contractors and nothing in this Agreement shall create or imply any agency relationship between the parties, nor shall the Agreement be deemed to constitute a joint venture or partnership between the parties. Neither party shall have authority to bind or otherwise obligate the other in any manner whatsoever.

12.2  Waiver. No waiver shall be implied from conduct or failure to enforce rights. No waiver shall be effective unless in a writing signed by both parties.

12.3  Assignment. Neither this Agreement nor any of the rights, interest or obligations hereunder may be assigned by any party hereto without the prior written consent of the other party, except that Licensor may assign its rights and obligations hereunder to a successor of a party in the event of a merger, acquisition or other change in control of such party. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

12.4  Notices. All notices, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, mailed by registered or certified mail or sent by overnight courier as follows:

If to Infinium:

Infinium Labs, Inc.
2033 Main Street, Suite 309
Sarasota, FL 34237
Attention: __________________

with a copy to:

Infinium Labs, Inc.
2033 Main Street, Suite 309
Sarasota, FL 34237
Attention: General Counsel

If to Licensor:

Eidos, Inc.
651 Brannan Street, 4th Floor
San Francisco, CA 94107
Attention: VP Legal and Business Affairs

or to such other address as a party may from time to time specify for itself by written notice given as provided above. All notices shall be deemed to have been given on the date of delivery if delivered by hand, three business days after mailing and on the business day after being sent by courier.

12.5  Entire Agreement. This Agreement, including all exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous communications and agreements. In the event of a conflict between the body of this Agreement and an exhibit, such exhibit shall control. This Agreement may not be modified except by a written agreement dated subsequent to the Effective Date and signed on behalf of the parties by their respective duly authorized representatives.

12.6  Severability. If any provision of this Agreement is held to be invalid, void or unenforceable, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remaining provisions of this Agreement shall remain in full force and effect.

12.7  Governing Law. This Agreement and all claims related to it, its execution or the performance of the parties under it, shall be construed and governed in all respects according to the laws of the State of California, without regard to the conflict of law provisions thereof. Any claim, dispute or controversy of whatever nature arising out of or relating to this Agreement must be brought exclusively in a court of competent jurisdiction, located in San Francisco, California, and in no other jurisdiction.  The parties hereto consent to personal jurisdiction and venue in, and agree to service of process issued or authorized by, such court.

12.8  Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts which, when taken together, shall constitute one and the same instrument. Facsimile signatures shall have the same effect as original signatures.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

INFINIUM LABS CORPORATION	EIDOS INC.

By:__________________________________	By:__________________________________

Print Name: ___________________________	Print Name: ___________________________

Title: ________________________________	Title: ________________________________

Date: ________________________________	Date: ________________________________

EXHIBIT A
LICENSED PRODUCTS

Full Game Name, including trademarks	Term limitations (if any)
Back Catalog Titles
Deus Ex: Game of the Year Edition
Thief Gold
Thief II
Any content created by consumers using the Thief level editor for which Eidos controls rights via the EULA
Other titles to be added by Eidos prior to contract signing
Frontline Titles
Deus Ex: Invisible War
Thief: Deadly Shadows

EXHIBIT B
LICENSOR DELIVERABLES

For each Licensed Product:

Gold master (without copy protection when available)
Box cover art
Digital logo
Legal lines
Patches and other updates
Promotional Screen Shots
Animated Demos
Movie trailers
Pre-release demo code

EXHIBIT C
TERRITORY; PAYMENTS

Territory:

United States of America, its territories and possessions, Canada and Mexico.

Advance:

$125,000, payable in two equal installments, the first installment due within ten (10) business days following the Effective Date, and the second installment due immediately upon Infinium's receipt of the Licensor Deliverables for all Licensed Products.

Per Title Recoupment:

The Advance is recoupable against Royalties on a per-Licensed Product (i.e. royalties paid hereunder shall not be cross-collateralized across Licensed Products) basis as follows:

o	Thief: Deadly Shadows - $50,000
o	Deus Ex: Invisible War - $30,000
o	Deux Ex; Game of the Year Edition - $20,000
o	Thief 2 - $15,000
o	Thief Gold - $10,000

Royalties:

Licensed Product	Royalty
1) Frontline Titles (Licensed Products that are distributed via usual and customary videogame channels, and whose sales figures are reported by NPD):	25% of Net Receipts
2) Digitally Distributed Titles (Licensed Products that are only distributed electronically):	50% of Net Receipts
3) Back-Catalog Titles (Licensed Products that have been, but are no longer, distributed via usual and customary videogame channels, and whose sales figures are no longer reported by NPD):	50% of Net Receipts

EXHIBIT D
PROMOTIONAL OPPORTUNITIES FOR LICENSED PRODUCTS

N/A